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                                   EXHIBIT 99

UNIVERSAL ACCESS ACQUIRES TRI-QUAD ENTERPRISES AND LATTIS

TRI-QUAD'S LATTIS DATABASE EXTENDS REACH OF UNIVERSAL ACCESS' UNIVERSAL INFORMATION EXCHANGE AND GIVES CARRIERS AND ISPS EXPANDED WORLDWIDE PRICING DATA AND SPEED-TO-MARKET

CHICAGO, JULY 5, 2000 - Universal Access, Inc. (NASDAQ: UAXS), a leading provider of Internet network infrastructure services, announced today the acquisition of Tri-Quad Enterprises, Inc., which produces LATTIS (Local Area Transport Tariff Information System), the industry's leading information tool for circuit pricing. The acquisition marks the third in a series of strategic transactions aimed at transforming Universal Access' Universal Information Exchange (UIX) into the industry's most comprehensive, global database of pricing discovery and circuit capacity. Terms of the agreement were not disclosed.

"The acquisition of Tri-Quad is one of several strategic announcements that validates our commitment to offer the industry's smartest tool for circuit pricing and provisioning," said Patrick Shutt, President and CEO of Universal Access. "LATTIS is the industry's gold standard and a highly comprehensive instrument which will assist us in providing our customers with even faster and more efficient information on the price, availability and status of circuits. This acquisition is another clear signal of our dedication to deliver on the twin pillar strategy that combines information and facilities outlined by our management team during our initial public offering."

Tri-Quad's LATTIS database is used by nearly 300 carriers and service providers to determine circuit costs. LATTIS contains information covering more than 250,000 rate elements, including rate zone, rate period, premium classification, multiple line indicator and mileage band. Coupled with last year's acquisition of Stuff Software's CO Finder! and the recent strategic alignment with Amerex, Tri-Quad will serve as an additional building block to Universal Access' UIX, a set of proprietary databases that contains information on network capacity, availability and pricing from more than 60 transport suppliers and more than 150,000 physical sites. These information systems will further extend the reach of the UIX by providing greater visibility into the supply and demand for circuits and will help alleviate industry wide provisioning problems.

"This acquisition enhances our ability to bring new efficiencies to the global telecommunications marketplace and is a natural progression of our business," said Jeffrey Close, CEO of Tri-Quad. "We saw great opportunity in taking the information LATTIS provides and converging it with the Universal Access business model to create a greater value proposition for the leading ISPs, ASPs and telecommunications service providers."

Universal Access manages information and facilities to provide end-to-end global network connectivity faster and more efficiently than any one carrier can on their own. By stitching fragmented networks together, Universal Access harnesses the power of the world's major carriers, creating the ubiquitous infrastructure needed to fuel the Internet's explosive growth.

Tri-Quad was formed in 1990 by Jeffrey Close to make available the LATTIS information systems for the telecommunications industry. Jeffrey Close will continue in a consultative role. Tri-Quad will operate as a wholly owned subsidiary of Universal Access and is not anticipated to materially impact revenues in 2000.

ABOUT UNIVERSAL ACCESS
Headquartered in Chicago, Universal Access provides clients with a single, outsourced, carrier-neutral solution to the challenges they face within a fragmented network services market. Universal Access has partnered with industry leaders including AboveNet/MFN, Allied Riser Communications, AT&T, BCE Nexxia, Broadwing, Cable & Wireless, GTEi, MCI WorldCom,


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UUNET, Williams and Winstar to help build the global infrastructure needed to fuel the growth of the Internet.

Universal Access provides the only solution in the marketplace today that delivers end-to-end network connections to ISPs, ASPs, and telecommunication service providers with the speed-to-market required to support the increasingly high global bandwidth demands. By combining information and interconnection facility management, Universal Access is provisioning end-to-end, high-speed network circuits and capacity much more quickly and cost-effectively than their customers are able to do themselves. Two unique strategic pillars enable the unparalleled speed-to-market: the Universal Information Exchange (UIX), a proprietary database containing pricing, location and circuit availability from more than 60 transport suppliers, and Universal Transport Exchanges (UTX), physical interconnection facilities that provide the infrastructure needed to connect all of the competing networks together.

Stuff Software, a division of Universal Access, has provided a suite of database products to a wide range of telecommunication service providers and ISPs. Its product line includes CO Finder!, which enables users to look up central office and frame-relay switching locations throughout the U.S.; LocationFinder!, a telecommunications mapping program; and PriceFinder!, which provides a database of telecommunications pricing.

ABOUT AMEREX BANDWIDTH
Created in the spring of 1999, Amerex Bandwidth, Ltd. is a sister company to Amerex Natural Gas, Inc and Amerex Power, Inc. (amerexenergy.com), the largest energy brokerage in North America. The three companies are part of the Amerex Group of Companies that provides risk management services, data services, trade execution and consulting services to clients worldwide. Amerex Bandwidth, Ltd. is located at One Sugar Creek Boulevard, Suite 1000, Sugarland, TX 77478.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements, including but not limited to statements regarding the potential benefits of acquisitions Universal Access has completed and the ability to provision circuits quickly and cost effectively. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties including, without limitation, operational and management inefficiencies that may be experienced after new businesses are acquired, potential inability to maintain and expand UIX databases, difficulties in provisioning circuits, the difficulty of attracting new clients or increasing sales to existing clients, competition in the company's industry, the difficulty of managing growth of operations, and the need to raise additional capital. For other risks and uncertainties applicable to the company's business refer to the company's Securities and Exchange Commission filings. Universal Access assumes no obligation to update the information included in this release. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

CONTACT:


Universal Access, Inc. Stephanie Layden, 312/660-5076 slayden@universalaccess.net

mailto:slayden@universalaccess.net

-or- PR21 for Universal Access, Inc. Erica LeBorgne, 312-396-9792 erica_leborgne@pr21.com

mailto:erica_leborgne@pr21.com

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